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                                                            Exhibit (h) (1) (iv)

                         AMENDMENT TO THE TRANSFER AND
                         -----------------------------
                       DIVIDEND PAYING AGENCY AGREEMENT
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     AMENDMENT made as of this 7th day of May, 1999, by and between STATE STREET
BANK AND TRUST COMPANY ("State Street") and WAYNE HUMMER INVESTMENT TRUST (the "Fund").

                               WITNESSETH THAT:
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     WHEREAS, State Street and the Fund are parties to a Transfer and Dividend
Paying Agency Agreement dated December 15, 1983 as from time to time amended (the "Agreement"), which governs the terms and conditions under which State Street acts as agent for the Fund in connection with the issue, redemption and transfer of shares of the Fund and processes certain distributions of the Fund, including but not limited to dividends of the Fund;

     NOW THEREFORE, State Street and the Fund hereby amend the terms of the Agreement and mutually agree to the following:

     1. Paragraph 1, subparagraph (d) is hereby amended and restated in its entirety as follows:

               "Portfolios" shall hereinafter mean collectively the series of shares of the Fund designated from time to time by the Board of Trustees of the Fund (as of the date of this Amendment four (4) series of the Fund's Shares have been designated, the "Wayne Hummer Growth Fund" portfolio, the "Wayne Hummer Income Fund" portfolio, the "Wayne Hummer Money Market Fund" portfolio, and the "Wayne Hummer CorePortfolio Fund" portfolio).

     2. Paragraph 4 is hereby amended and restated in its entirety as follows:

               4. Authorized Shares. The Fund certifies to State Street that, as of the close of business on the date of effectiveness of this Amendment, the Fund is authorized to issue an unlimited number of Shares in its Wayne Hummer Growth Fund Portfolio, its Wayne Hummer Income Fund portfolio, its Wayne Hummer Money Market Fund portfolio and its Wayne Hummer CorePortfolio Fund portfolio.
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     3. The compensation of State Street shall be adjusted as detailed on the
        Schedule attached to this Amendment to the Agreement.

     4. This Amendment shall become effective as of the date that the Wayne Hummer Money Market Fund portfolio and/or the Wayne Hummer CorePortfolio Fund portfolio first has shareholders as a result of a public offering of its or their shares (on or about July 31, 1999). Except as specifically amended herein, the Agreement shall remain in full force and effect. This Amendment shall not limit the rights of the parties to the Agreement and the parties hereto acknowledge the binding effect of the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.


                                     WAYNE HUMMER INVESTMENT
                                     TRUST
ATTEST

By                                   By
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                                     STATE STREET BANK AND TRUST
                                     COMPANY

ATTEST

                                     By
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     Assistant Secretary                        Vice President

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